EXHIBIT 99.1

Internal Hydro International, Inc. Enters Strategic Partnership With Kinetic Energy Systems, Inc.
Thursday July 8, 10:01 am ET

TAMPA, Fla., July 8 /PRNewswire-FirstCall/ -- Internal Hydro International, Inc., (OTC Bulletin Board: IHDR - News) www.InternalHydro.com and Kinetic Energy Systems, Inc., (KESC, www.KineticEnergySystems.com), a privately held Florida Corporation have entered into a strategic partnership for the combination of both companies' technologies and business in the alternative energy field. IHDR specializes in a unique patented low impact hydro system for use in industrial, residential and natural flows to produce electricity. KESC has four unique patented and patent pending wind turbine generation and a water current-driven hydrokinetic generator systems for offshore energy production providing uninterrupted sources of clean electrical energy.

"This strategic relationship is a partnership of superior, unique, technologies in the alternative energy field," said Craig Huffman, President and CEO of IHDR. Under the preliminary agreement IHDR receives a twenty percent interest in Kinetic while Kinetic receives treasury stock of IHDR. IHDR will assist Kinetic in readying it's premier technologies for market. "Kinetic is an astounding group which will give our shareholders great diversity with complementary energy technologies," Huffman stated.

"The Strategic Agreement with Internal Hydro International, Inc. will allow us to bring our technology to the market place at a faster pace," said Susan Ordway, President of Kinetic Energy Systems, Corporation. "The first product prototype will be the KESC Bowsprit Generator, the newest technology in renewable energy resources, geared to be released to the public at the 17th NREL Industry Growth Forum, in Orlando, Florida in October. The Bowsprit Generator has multiple placement ability on ships, rivers, bridges, docks, and other areas to create electricity."

The two companies will combine resources for market entry with their renewable technologies. The relationship will mean sharing of engineering, marketing, funding resources, and management resources, with a possible acquisition by IHDR of Kinetic in the future.

Forward-Looking Statements: This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors. The actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


For  further  information,  please  contact  Craig  Huffman  of  Internal  Hydro
International,   Inc.,   +1-813-231-7122,    chuffman@internalcommand.com,   for
corporate information.

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Source: Internal Hydro International, Inc.